BELL MICROPRODUCTS INC.

CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668

ir@bellmicro.com

FOR IMMEDIATE RELEASE

Bell Microproducts Announces Preliminary Third Quarter 2005 Financial Results

SAN JOSE, CA—(October 12, 2005)— Bell Microproducts, Inc. (Nasdaq: BELM) today announced preliminary financial results for the third quarter ended September 30, 2005.

Based upon preliminary financial information, the company expects to report third quarter 2005 net revenues of approximately $760 million, as compared to $729 million reported in last year’s third quarter. Net earnings for the quarter ended September 30, 2005 are expected to be in the range of $0.07 to $0.09 per diluted share. The calculation of diluted earnings per share for the third quarter of 2005 is based on an approximate weighted average diluted share count of 30.4 million and a tax rate of 43%.

Third quarter 2005 sales grew by 4% compared to the same quarter in 2004. North American sales increased by 17% compared to last year, and Latin American sales increased by 28%. European sales decreased by 13%.

Commenting on the preliminary third quarter 2005 financial results, W. Donald Bell, President and Chief Executive Officer, noted, “We experienced a shortfall in sales and profits in our European distribution organization in the third quarter. There were several factors impacting sales and profits including currency effects, decisions to eliminate certain low and marginally profitable product sales, and a weaker than expected market in the third quarter in the markets in which we operate in Europe.”

“We were pleased with the sales and profit performance in both North America and Latin America and are optimistic on the outlook for these regions. Our UK-based OpenPSL division continued to contribute good results. Furthermore, our gross margin percent for the Company is expected to increase from the previous quarter due to actions the Company has taken,” noted Mr. Bell

“While the North American and Latin American Regions of our company performed well, we are clearly not pleased with our European and overall performance in the third quarter of 2005. We were disappointed in the performance of our Ideal Hardware division in the United Kingdom and our continental European operations.”

“We are working to reduce our expense base in the European market as well as to increase our sales and gross profits. The Company continued to take actions to reduce its expense base in Europe in the third quarter, and plans to take certain further actions to restructure our European operations over the next few quarters. Actions will be taken to reduce the expense base, to focus our efforts on more profitable product and market segments, and the elimination of certain unprofitable product segments. We expect the restructuring program to result in a total charge to earnings of between $7 and $12 million pre tax over the next few quarters. The company is in the process of completing its review and assessment of possible actions and related charges at this time.”

“We are continuing to invest in the higher profit strategic initiatives of the Company and the programs to add value to our customers in Europe”, stated Bell. “We have invested in new sales and marketing personnel with experience in these market segments, and are taking actions to strengthen our value added capabilities. We are confident that these actions will contribute to improved results and a stronger differentiated business in Europe as we have in North America.”

“Overall we believe in our ability to continue to grow revenues and profits at a rate faster than the IT industry, as we have in the past. We consider the preliminary results of the third quarter to be a short-term set-back in our growth objectives.”

All statements relating to the Company’s third quarter financial performance in this press release are preliminary and may change based on the Company’s management and independent auditors completion of customary quarterly closing and review procedures.

In conjunction with this announcement, Bell Microproducts will host a conference call today at 5:00 PM Eastern. A live Internet broadcast of the Company’s conference call will be available via the Company’s website at www.bellmicro.com.

Bell Microproducts plans to announce final results for the third quarter 2005 after the market closes on Wednesday, October 26, 2005 and will hold a conference call at 4:30 PM Eastern that same day.

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company’s offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world’s largest storage-centric value-added distributors.

The Company’s products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including system design, integration, installation, maintenance, and other consulting services. Trained and certified technical personnel provide these services at Bell Microproducts’ ISO 9001:2000 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage products and Markvision memory modules, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company’s current views of our expected growth rates, profitability and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of acquisitions and restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.